Exhibit 99.2

Peter Ho to Assume Chairman and CEO Role

At Bank of Hawaii Corporation

Effective following the retirement of Allan R. Landon

HONOLULU, HAWAII (July, 26, 2010) — Bank of Hawaii Corporation’s Board of Directors announced today that Peter S. Ho, president and chief banking officer, has been elected to serve as chairman, president and CEO following the retirement of Allan R. Landon, 62, on July 30, 2010. Landon had announced his intention to retire this year at the company’s quarterly earnings conference call on April 19, 2010.

Ho, 45, and a native of Honolulu, Hawaii, began his banking career in New York City and joined Bank of Hawaii in 1993. In 1999, he was promoted to senior vice president in charge of corporate banking. In 2001, he was promoted to executive vice president responsible for corporate banking and commercial real estate lending. Two years later he was promoted to group executive vice president in charge of the bank’s Hawaii Commercial Banking Group and became a member of the bank’s Managing Committee. In 2004, he was promoted to vice chairman responsible for the bank’s Investment Services Group and in 2006 added the title of chief banking officer. He was promoted to president in 2008.

He earned his bachelor of science degree in business administration and MBA from the University of Southern California.

Ho is chairman of the APEC 2011 Hawaii Host Committee. He also serves on the boards of the Hawaii Chapter of the American Red Cross and University of Hawaii-Ahahui Koa Anuenue and on the board of trustees of McInerny Foundation and Strong Foundation.  He was a 1998 Pacific Century Fellow and was named 2003 Pacific Business News Young Business Person of the Year.

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Landon, who joined the bank in 2000 as executive vice president for Risk Management, subsequently served as chief financial officer and chief operating officer and became chairman and CEO on Sept. 1, 2004.

Under Landon’s leadership, Bank of Hawaii delivered solid results and received multiple accolades for its financial performance, including being named in December 2009 by Forbes Magazine as “America’s Best Bank.”

“We are proud that Peter is going to lead Bank of Hawaii,” said Landon. “He will do a great job. Peter has everything the bank is looking for in a leader. He has solid banking experience, is committed to our community and is a respected leader. We have a great management team in place and it’s time for the next generation.”

Landon continued, “On a personal note, I want to thank our directors and employees for the opportunity to lead Bank of Hawaii. I have enjoyed Hawaii immensely and have the highest regard and aloha for everyone here. It has been a pleasure.”

Ho said, “I’ve been fortunate to work with Al for the past decade, and directly for him for more than six years. ‘Perform well and repeat regularly’ is a term Al coined early in his term as CEO. As part of his leadership team, I know we have tried our best to live up to that. Moving forward, our customers can expect our continued focus on service, convenience and innovation.”

Mary Bitterman, lead independent director, said, “The board of directors takes great pride in Peter Ho’s promotion to chairman and CEO. Peter has been a key executive at the bank since his return home to Hawaii in 1993, and he has benefited greatly from the excellent mentorship that Al Landon has provided him.”

Bitterman continued, “Board members are eager to work closely with him to further the bank’s commitment to value creation for our shareholders, service to our community, and opportunity for our employees. Peter is an outstanding leader and a perfect 21st century leader for Bank of Hawaii.”

She said, “Al’s strategic approach and steady hand have served the bank well. His tenure has been marked with high performance, unquestioned integrity and outstanding service to shareholders, customers, employees and community alike. We wish him and his wife Sue every happiness in the years ahead.”

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The Company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the Company’s web site, www.boh.com.

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